EXHIBIT 10.1

SECOND AMENDMENT TO

REAL ESTATE SALE AGREEMENT

THIS SECOND AMENDMENT TO REAL ESTATE SALE AGREEMENT (“Second Amendment”) is made as of May 23, 2022 (the “Effective Date”) by and between RALEIGH HOTEL ASSOCIATES, LLC, a Delaware limited liability company (“Seller”), and CS Acquisition Vehicle, LLC, a Delaware limited liability company (“Purchaser”).

RECITALS:

A.Seller and Purchaser are parties to that certain Real Estate Sale Agreement dated as of November 30, 2021 (“Original Agreement”), as amended by that certain First Amendment to Real Estate Sale Agreement dated as of February 28, 2022 (“First Amendment”; collectively with the Original Agreement, the “Agreement”), with respect to certain real estate and related assets located at 1707 Hillsborough Street, Raleigh, North Carolina 27605, as more particularly described in the Agreement.

B.Seller and Purchaser desire to amend the Agreement as more particularly set forth below.

NOW, THEREFORE, for good and valuable consideration, the receipt and adequacy of which is acknowledged, the parties agree as follows:

1.Incorporation of Recitals; Definitions. The recitals set forth in this Second Amendment are incorporated herein by reference and made a part hereof as if fully set forth as paragraphs in this Second Amendment. Capitalized terms used in this Second Amendment not otherwise defined herein shall have the meanings when used herein ascribed to such terms in the Agreement.

2.Additional Deposit. Purchaser shall deposit an amount equal to One Million Four Hundred Thousand and No/100 Dollars ($1,400,000.000) (the “Closing Extension Deposit II”) with Escrow Agent on or before May 25, 2022.  The Closing Extension Deposit II shall be treated as Earnest Money for all purposes under the Agreement, including being applicable to the Purchase Price. Notwithstanding anything to the contrary contained in (y) this Second Amendment and/or (z) the Agreement, Purchaser and Seller acknowledge and agree that the Earnest Money shall be non-refundable to Purchaser except as otherwise expressly provided in Section 17(b)(1), Section 17(c), or Section 22 of the Original Agreement (provided that, with respect to Section 22 of the Original Agreement, Purchaser shall not be entitled to terminate this Agreement unless the result of such exercise of the power of eminent domain is a taking of more than 5% of the land area of the Premises).

3.Release of Earnest Money. Upon execution of this Second Amendment, Escrow Agent is hereby instructed to release to Seller the Earnest Money currently held in escrow, which the parties acknowledge is an amount equal to One Million Six Hundred Thousand and No/100 Dollars ($1,600,000.00) pursuant to the wire instructions attached hereto (the “Wire Instructions”), and incorporated herein by reference, as Schedule I. Promptly following receipt of the Closing Extension Deposit II, and in all events within one (1) business day thereafter, Escrow Agent shall release the Closing Extension Deposit II to Seller pursuant to the Wire Instructions. To the extent that Escrow Agent is obligated under this Second Amendment to refund the Earnest Money to Purchaser, Seller shall instead be obligated to do the same as the holder of the Earnest Money.

4.Closing Date.  The Closing Date shall be and hereby is amended to occur on June 10, 2022. For the avoidance of doubt, Purchaser does not have any further rights to extend the Closing Date.

5.Material Casualty Proceeds. If, prior to the Closing, the Premises is damaged by a Material Casualty, then this Agreement shall not terminate and upon the Closing there shall be a credit against the Purchase Price due hereunder equal to the amount of any insurance proceeds actually collected by Seller as a result of such damage, plus the amount of any insurance deductible, less any reasonable sums expended by Seller toward the collection of such proceeds. If the insurance proceeds have not been collected as of the Closing, Purchaser shall receive a credit against the Purchase Price in an amount equal to the deductible amounts under such insurance policies, such proceeds shall be assigned to Purchaser, except to the extent needed to reimburse Seller for sums expended to collect such proceeds, and Seller shall retain the rights to such proceeds to such extent provided that Seller shall cooperate as reasonably requested by Purchaser following the Closing to assign any such insurance proceeds to Purchaser (which obligation shall survive the Closing).

6.Full Force and Effect; Governing Law. Except as provided in this Second Amendment, the terms and provisions of the Agreement remain unchanged and remain in full force and effect. The Agreement, as modified and amended by this Second Amendment, is hereby ratified and confirmed in all respects. This Second Amendment shall be governed by the internal laws of the State of North Carolina.

7.Counterparts; Electronic Signatures. This Second Amendment may be executed in any number of counterpart originals, each of which, when taken together, shall be deemed one and the same instrument. In order to expedite the transaction contemplated herein, electronically delivered signatures (including via DocuSign) may be used in place of original signatures on this Second Amendment. Seller and Purchaser intend to be bound by the signatures on the electronically delivered document and are aware that the other party will rely on the electronically delivered signatures.

[Signatures on following pages]

IN WITNESS WHEREOF, the parties have caused this Second Amendment to be executed as of the day and year first above written.

SELLER:

RALEIGH HOTEL ASSOCIATES, LLC,

a Delaware limited liability company

By: /s/ Scott M. Kucinski

Name:Scott M. Kucinski

Its:Signatory

[Remainder of Page Intentionally Blank; Signature Page Continues]

PURCHASER:

CS ACQUISITION VEHICLE, LLC,

a Delaware limited liability company

By:  /s/ Brendan F. Miller

Name:  Brendan F. Miller

Its:  Authorized Signatory